EXHIBIT 99.1


[LOGO]  ABINGTON BANCORP, INC.

                                NEWS RELEASE
                                ------------

                            FOR IMMEDIATE RELEASE


For:  Abington Bancorp, Inc.             Contact:   James K. Hunt
      97 Libbey  Parkway                            Chief Financial Officer
      Weymouth Woods Corporate Offices              & Treasurer
      P.O. Box 890237                               (781) 682-6903
      Weymouth, MA  02189-0237
      www.AbingtonSavings.com

           ABINGTON BANCORP ANNOUNCES SECOND QUARTER 2003 RESULTS

      ABINGTON, MA, July 24, 2003 -- Abington Bancorp, Inc. (NASDAQ: ABBK), the parent company of Abington Savings Bank (the "Bank"), today reported net income of $727 thousand, or $0.18 per diluted share, for the quarter ended June 30, 2003. This compares with restated net income of $1.59 million, or $0.48 per diluted share, for the same quarter last year.

      For the first six months of 2003, net income was $1.93 million, or $0.49 per diluted share, compared with the restated $3.55 million, or $1.08 per diluted share, for the comparable 2002 period.

      Results for the 2003 periods include the operations of the former Massachusetts Fincorp, Inc. (MAFN), acquired by Abington in September 2002 under the purchase method of accounting. Under this method, the results of MAFN are included only from the date of acquisition and, accordingly, are excluded from the Company's balance sheet and operating results in the comparison periods in 2002. In addition, net income for the 2002 periods have been restated to reflect a number of previously announced accounting adjustments, primarily related to the Bank's investment portfolio.

Investment Portfolio

      Throughout the quarter, management continued its review of the investment portfolio to assess the impact of accelerated prepayment activity on mortgage-backed securities under the current rate environment and the effect on the duration and yields of individual securities held within the portfolio. Based on this review, the Company recorded an additional $543 thousand write-down of unamortized premiums on a number of privately issued collateralized mortgage obligations after concluding that prepayment speeds on these securities continue to accelerate and, given management's estimates of expected cash flows from these securities, that an acceleration of premium amortization was appropriate. Management will continue to monitor these securities throughout the third quarter of 2003 and, under appropriate circumstances, effect sales of securities with high premiums, high prepayment risk, low yields or other unfavorable characteristics such as duration extension and price risk. At quarter end, the market value of the Company's mortgage-backed securities portfolio exceeded the underlying book value by approximately $6.5 million and the remaining unamortized premium was $3.4 million.

Borrowings

      During the second quarter of 2003, Federal Home Loan Bank (FHLB) borrowings were reduced by $49 million. A total of $46 million of FHLB borrowings that matured during the quarter were refinanced at lower rates and remain outstanding at June 30, 2003. It is expected that these obligations will be fully repaid by cash flow from investing activities during the third quarter. An additional $151 million of FHLB borrowings with longer-term maturities remain outstanding at

June 30, 2003 at an average cost of 4.64%. While increases in longer-term rates would be necessary to reduce the $16.5 million prepayment penalty which existed at June 30, 2003, and effect a complete reduction in these obligations, management will carefully monitor balance sheet activity and interest rate developments for opportunities to effect a partial paydown of these higher cost obligations during the third quarter.

Quarterly Interest Income and Expense

      For the second quarter of 2003, interest and dividend income was $10.55 million, a decline of approximately $1.08 million, or 9.3%, from the $11.63 million reported for the prior year quarter, reflecting the maturity and repricing of higher yielding earning assets at lower rates, accelerated prepayment on mortgage-backed securities and loans and accelerated premium amortization. This decline was partially offset by interest earned on a higher volume of investment securities and loans, which included a combination of assets acquired in the MAFN acquisition and the purchase of additional investment securities during the first quarter of 2003, plus internal loan growth and loan purchases. The yield on earning assets was 4.69% for the three months ended June 30, 2003, compared to 6.19% for the same period of 2002. Interest expense for the second quarter of 2003 was $4.41 million, a decrease of $1.35 million, or 23.4%, from the $5.76 million reported in the same quarter in 2002. This decrease was generally due to lower rates paid on deposits and short-term borrowed funds, coupled with a shift in deposit mix, as depositors transferred higher-cost maturing time deposits to more liquid, lower-cost savings and money market accounts. This was reflected in the Company's cost of funds, which declined to 1.96% for the quarter ended June 30, 2003, compared with 3.07% in the comparable 2002 quarter.

      Net interest income for the second quarter of 2003 was $6.13 million, compared with the restated $5.87 million for the second quarter of 2002, an increase of $267 thousand, or 4.6%. The net interest margin was 2.73% in 2003 compared to the restated 3.12% in the second quarter of 2002.

Quarterly Non-interest Income and Expense

      Non-interest income for the second quarter was $5.07 million, an increase of $2.16 million, or 74.3%, over the $2.91 million reported for the second quarter of 2002. Customer service fees, consisting of deposit service charges, ATM and debit card fees, increased by $752 thousand, or 35.6%, over the 2002 quarter, primarily due to revised pricing schedules and an increase in the number of deposit accounts. Gains on sales of mortgage loans increased by $1.17 million, or 182.6%, over the 2002 second quarter, reflecting a higher volume of loan originations and funding activity during the second quarter of 2003. Realized gains from the sale of securities were $57 thousand in the second quarter of 2003, relatively unchanged from the $52 thousand recorded in the second quarter of 2002.

      Non-interest expense for the second quarter of 2003 was $9.36 million, compared with $6.26 million in the second quarter of 2002, an increase of $3.10 million, or 49.6%. Salaries and employee benefits increased by $1.59 million, or 47.0%, to $4.98 million, reflecting the additional branch and operations personnel associated with the MAFN acquisition, volume-related commissions paid to mortgage loan originators, and accruals for other mortgage company incentives. Occupancy and equipment costs were $1.14 million in 2003's second quarter, an increase of $334 thousand, or 41.4%, over the second quarter of 2002, reflecting higher overhead associated with the newly-acquired MAFN branches and costs associated with the relocation of the Company's corporate headquarters in the third quarter of 2002. Other non-interest expense for 2003 totaled $3.23 million for the quarter, up $1.17 million, or 57.0%, over 2002. Factors contributing to the increase include volume-related data processing costs, increased marketing and advertising expense, and approximately $250 thousand in legal, accounting and other professional fees recorded during the quarter for costs associated with the revision of 2002 and re-audit of 2001 financial statements.

First Half Operating Results

      For the first six months of 2003, net interest income was $12.45 million, compared with the restated $11.68 million in the same period in 2002, an increase of $763 thousand, or 6.5%. Consistent with the second quarter results, the Company's interest income was affected by the maturity and repricing of higher yielding earning assets, accelerated prepayment on loans and investment securities and accelerated premium amortization in the first half of 2003.

      Non-interest income for the period was $9.38 million, compared with the $6.24 million earned in the first six months of 2002, an increase of $3.15 million, or 50.5%. Service charges and fees were up by more than $858 thousand, or 20.7%, from 2002, reflecting the higher fee schedule in effect, applied to a higher volume of deposit accounts. Gains on sales of mortgage loans increased by $1.44 million, or 81.3%, over the prior year as high levels of refinance activity continued throughout the period due to the low interest rate environment. Realized gains from the sale of securities for the first half of 2003, primarily during the first quarter, were $698 thousand compared with a nominal $87 thousand during the first half of 2002.

      Non-interest expense for the first six months of 2003 was $18.14 million, compared with $12.31 million in the first six months of 2002, an increase of $5.83 million, or 47.4%. The increase in non-interest expense in 2003 reflects increased volumes and activity related to internal growth and the MAFN acquisition; volumes, related commissions and professional fees in connection with mortgage banking activities; volume related data processing costs; increased expenditures for marketing and advertising and costs associated with the 2002 financial statement revision and 2001 re-audit completed during the second quarter of 2003.

Balance Sheet Data

      At June 30, 2003, total investments were $437.8 million, an increase of $85.5 million, or 24.2%, over the $352.3 million reported at December 31, 2002. The increase reflects primarily first quarter additions to the Company's portfolio of mortgage-backed securities, net of maturities and prepayment activity within the portfolio discussed earlier. Cash flow provided by the portfolio was used to reduce borrowings and fund loan growth.

      At June 30, 2003, the allowance for loan losses was $4.26 million, or 1.03% of total loans, compared with $4.21 million, or 1.17% of total loans at December 31, 2002. Non-performing loans totaled $2.5 million, or 0.26% of total assets at quarter end, compared with $2.0 million, or 0.22% of total assets at year-end 2002. Net charge-offs for the second quarter of 2003 were $303 thousand, primarily due to the write-down of a single credit in the amount of $288 thousand. The write-down was based on an assessment of the realizable market value of underlying collateral supporting the loan. A provision for possible loan losses in the amount of $375 thousand was recorded during the quarter.

      Total assets at June 30, 2003 were $950.6 million, up $47.4 million, or 5.2%, from $903.2 million at year-end 2002. This reflects an increase in securities available-for-sale of $85.5 million and a $53.7 million increase in portfolio loans. Total loans at June 30, 2003 were $415.2 million, compared with $361.4 million at December 31, 2002, an increase of 14.9%. Short-term investments and funds sold decreased by $75.2 million from year-end and loans held for sale declined by $16.0 million. The growth in the loan and investment portfolios was funded by a combination of cash provided from a reduction in funds sold and loans held for sale, and borrowings from the Federal

Home Loan Bank. The increase in portfolio loans includes the purchase of residential mortgage loans from third parties, in addition to the retention of selected mortgage loans originated by the Bank's mortgage banking subsidiary and internal growth in commercial real estate loans.

      Deposits totaled $664.0 million at quarter end, compared with $646.6 million at year-end 2002, an increase of $17.3 million, or 2.7%. Transaction accounts (demand and NOW accounts) grew by approximately $17.9 million, or 9.1%, while savings and money market accounts increased by $12.0 million, or 4.6%. Time deposits decreased by $12.5 million, or 6.6%.

      Stockholders' equity was $58.9 million at June 30, 2003, compared with $57.8 million at December 31, 2002. Stockholders' equity per share was $15.39 at quarter end 2003 and $15.42 at year-end 2002. The change results from a combination of net income, stock option exercises, unearned compensation related to the Company's Employee Stock Ownership Plan, and changes in the market value of investment securities, net of tax.

      At June 30, 2003, the Company had 3,823,000 shares of common stock outstanding, compared with 3,746,000 shares at year-end 2002, reflecting the issuance of common stock in connection with the exercise of stock options since year-end. Fully diluted weighted average shares outstanding were 3,970,000 and 3,326,000, respectively, during the quarters ended June 30, 2003 and 2002, reflecting the issuance of stock in connection with the MAFN acquisition in fall 2002. For the six months ended June 30, 2003 and 2002, fully diluted weighted average shares outstanding were 3,961,000 and 3,302,000, respectively.

Conference Call
---------------

      Abington Bancorp will hold a conference call with investors to discuss these results at 2:00 p.m. EDT today, July 24, 2003. The call will be hosted by James P. McDonough, President and Chief Executive Officer, and James K. Hunt, Chief Financial Officer and Treasurer. The call may be accessed telephonically or as a webcast. To participate in the call, please dial 1-800-299-7089, confirmation code 19426393. International callers should dial 617-801-9714, using the same confirmation code. To access the webcast, please visit the Company's website (www.abingtonsavings.com) approximately 15 minutes prior to the start of the call and follow the directions there. A replay of the call will be available as a webcast at the same location starting approximately two hours after the call is completed.

About Abington Bancorp
----------------------

      Abington Bancorp, Inc. is a one-bank holding company for Abington Savings Bank. Abington Savings Bank is a Massachusetts-chartered savings bank with offices in Abington, Boston (Dorchester), Brockton, Canton, Cohasset, Halifax, Hanover, Hanson, Holbrook, Hull, Kingston, Milton, Pembroke, Quincy, Randolph, Weymouth and Whitman. Its deposits are insured up to the applicable limits by the Federal Deposit Insurance Corporation and in full by the additional coverage provided by the Depositors Insurance Fund.

      Certain statements herein constitute "forward-looking statements, "within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties that could cause actual results to differ materially from those indicated, including the changing of regional and national economic conditions, changes in the real estate market, changes in levels of market interest rates, credit risks on lending activities, and competitive and regulatory factors. All forward-looking statements are necessarily speculative and undue reliance should not be placed on any such statements, which are accurate only as of the date made. The Company disclaims any duty to update such forward-looking statements.

                                   #  #  #

                            ABINGTON BANCORP, INC
                         CONSOLIDATED BALANCE SHEETS
                                 (Unaudited)

(Dollars in thousands)                                 June 30     December 31     June 30
                                                        2003          2002          2002
                                                       -------     -----------     -------
Assets                                                                            (Restated)

Cash and due from banks                               $ 32,954      $ 31,238      $ 31,886
Short-term investments                                   2,640        77,878           435
                                                      --------      --------      --------
      Total cash and cash equivalents                   35,594       109,116        32,321
                                                      --------      --------      --------

Loans held for sale                                     19,602        35,629         9,733
Securities available for sale - at market value        437,793       352,339       379,218
Loans                                                  415,172       361,434       347,329
      Less:  Allowance for possible loan loss           (4,264)       (4,212)       (5,403)
                                                      --------      --------      --------
      Loans, net                                       410,908       357,222       341,926
                                                      --------      --------      --------

Federal Home Loan Bank stock, at cost                   14,042        14,042        12,910
Banking premises and equipment, net                     13,038        13,364         8,621
Goodwill                                                 5,762         5,768         1,507
Intangible assets                                        4,316         4,615           644
Bank-owned life insurance - contract value               3,946         3,863         3,774
Other assets                                             5,599         7,262         5,919
                                                      --------      --------      --------
                                                      $950,600      $903,220      $796,573
                                                      ========      ========      ========

Liabilities and Stockholders' Equity

Deposits                                              $663,961      $646,628      $551,384
Short-term borrowings                                   46,000        11,006         9,263
Long-term debt                                         161,521       167,009       174,500
Accrued taxes and expenses                               5,554         6,789         4,225
Other liabilities                                        2,438         1,770           963
                                                      --------      --------      --------
      Total liabilities                                879,474       833,202       740,335

Guaranteed preferred beneficial interest in the
  Company's junior subordinated debentures              12,276        12,238        12,200

Commitments and contingencies
Stockholders' equity:
  Serial preferred stock, $.10 par value,
   none issued
  Common stock, $.10 par value                             563           555           500
  Additional paid-in capital                            35,221        34,340        23,358
  Retained earnings                                     36,619        35,106        33,266
                                                      --------      --------      --------
                                                        72,403        70,001        57,124
Treasury stock, 1,807,000 shares                       (17,584)      (17,584)      (17,584)
Compensation plans                                        (225)          120           120
Other accumulated comprehensive income - net
 unrealized gain (loss) on available for sale
 securities, net of taxes                                4,256         5,243         4,378
                                                      --------      --------      --------
      Total stockholders' equity                        58,850        57,780        44,038
                                                      --------      --------      --------
                                                      $950,600      $903,220      $796,573
                                                      ========      ========      ========

ABINGTON BANCORP, INC
CONSOLIDATED STATEMENTS OF OPERATIONS
 (Unaudited)

(Dollars in thousands, except per share data)
                                                         Three Months Ended June 30       Six Months Ended June 30
                                                            2003            2002            2003            2002
                                                            ----            ----            ----            ----
                                                                         (Restated)                      (Restated)

Interest and dividend income:
  Interest and fees on loans                             $    6,175      $    6,018      $   12,340      $   12,451
  Interest on mortgage-backed securities                      3,892           4,799           7,561           9,248
  Interest on bonds and obligations                             355             560             739           1,135
  Dividend income                                               111             125             347             282
  Interest on short-term investments                             15             128             171             250
                                                         ----------      ----------      ----------      ----------
      Total interest and dividend income                     10,548          11,630          21,158          23,366
                                                         ----------      ----------      ----------      ----------

Interese expense:
  Interest on deposits                                        2,248           2,697           4,579           5,685
  Interest on short-term borrowings                             310              50             383              86
  Interest on long-term debt                                  1,856           3,016           3,749           5,911
                                                         ----------      ----------      ----------      ----------
      Total interest expense                                  4,414           5,763           8,711          11,682
                                                         ----------      ----------      ----------      ----------

Net interest income                                           6,134           5,867          12,447          11,684
Provision for loan losses                                       375             (25)            375             (25)
                                                         ----------      ----------      ----------      ----------
Net interest income after provision for loan losses           5,759           5,892          12,072          11,709
                                                         ----------      ----------      ----------      ----------

Noninterest income
  Customer service fees                                       2,862           2,110           4,998           4,140
  Gain (loss) on sales of securities, net                        57              52             698              87
  Gain on sales of mortgage loans, net                        1,817             643           3,205           1,767
  Net gain on sales of other real estate owned                    -               -              33               -
  Other                                                         333             103             451             243
                                                         ----------      ----------      ----------      ----------
      Total noninterest income                                5,069           2,908           9,385           6,237
                                                         ----------      ----------      ----------      ----------

Noninterest expense:
  Salaries and employee benefits                              4,981           3,389           9,463           6,619
  Occupancy and equipment expenses                            1,140             806           2,355           1,638
  Trust preferred securities expense                            280             280             560             560
  Other noninterest expense                                   2,954           1,780           5,762           3,493
                                                         ----------      ----------      ----------      ----------
      Total noninterest expense                               9,355           6,255          18,140          12,310
                                                         ----------      ----------      ----------      ----------

Income before income taxes                                    1,473           2,545           3,317           5,636
Provision for income taxes                                      746             958           1,388           2,083
                                                         ----------      ----------      ----------      ----------

Net income                                               $      727      $    1,587      $    1,929      $    3,553
                                                         ==========      ==========      ==========      ==========

Basic earnings per share                                 $     0.19      $     0.50      $     0.51      $     1.12
                                                         ==========      ==========      ==========      ==========
Diluted earnings per share                               $     0.18      $     0.48      $     0.49      $     1.08
                                                         ==========      ==========      ==========      ==========

Weighted average common shares (Basic)                    3,798,000       3,191,000       3,779,000       3,186,000
Common stock equivalents                                    172,000         135,000         180,000         116,000
                                                         ----------      ----------      ----------      ----------
Weighted average common shares (Diluted)                  3,970,000       3,326,000       3,959,000       3,302,000
                                                         ==========      ==========      ==========      ==========

                           ABINGTON BANCORP, INC.
                           SELECTED FINANCIAL DATA
                                 (Unaudited)

                                                  June 30     December 31     June 30
(In thousands, except per share data)              2003          2002          2002
                                                  -------     -----------     -------
                                                                             (Restated)

Period End:
  Short-term investments                         $  2,640      $ 77,878      $    435
  Securities available for sale, at market        437,793       352,339       379,218
  Loans held for sale                              19,602        35,629         9,733
  Portfolio loans                                 415,172       361,434       347,329
  Allowance for loan losses                         4,264         4,212         5,403
  Total assets                                    950,600       903,220       796,573
  Deposits                                        663,961       646,628       551,384
  Borrowed funds                                  207,521       178,015       183,763
  Preferred beneficial interest in
   junior subordinated debt                        12,257        12,238        12,200
  Stockholders' equity                             58,850        57,780        44,038
  Book value per share                           $  15.39      $  15.42      $  13.81
  Common shares outstanding                         3,823         3,746         3,190

Three Months Ended:
  Net interest income                            $  6,134      $  6,229      $  5,867
  Provision for loan losses                           375           150           (25)
  Non-interest income                               5,069         4,670         2,908
  Non-interest expense                              9,355         8,828         6,255
  Provision for income tax                            746           793           958
  Net income                                          727         1,128         1,587

  Weighted average common shares (Basic)            3,798         3,736         3,191
  Weighted average dulitive options                   172           182           135
  Fully diluted weighted average shares             3,970         3,918         3,326

  Basic earnings per share                       $   0.19      $   0.30      $   0.50
  Fully diluted earnings per share               $   0.18      $   0.29      $   0.48
  Dividends declared (a)                         $   0.22      $   0.11      $   0.10

(a) Regular quarterly dividends in the amount of $0.11 per share were declared on April 4, 2003 and June 25, 2003, payable on May 1, 2003 and July 25, 2003, respectively. The record dates were April 17 and June 26, 2003, respectively.


Quarterly Yield Analysis
  Yield on loans                                    6.31%         6.51%         6.94%
  Yield on investments                              3.50%         4.17%         5.81%
  Yield on short-term investments                   0.63%         1.18%         1.87%
      Yield on earning assets                       4.69%         5.19%         6.19%
  Rate paid on deposits                             1.39%         1.58%         2.07%
  Rate paid on borrowings                           3.36%         4.48%         5.32%
      Rate paid on interest bearing liabilities     1.96%         2.21%         3.07%
  Interest rate spread                              2.73%         2.98%         3.12%

                                           Quarter Ended    Year ended December 31,
                                              June 30       -----------------------
Loan Originations - Mortgage Banking:           2003          2002          2001
                                           -------------    -----------------------

  Applications:
    Quarter 1                                 $195,000      $ 66,600      $ 76,800
    Quarter 2                                  192,000        69,300        61,900
    Quarter 3                                                133,700        65,900
    Quarter 4                                                156,300        90,900
                                              --------      --------      --------
    Cumulative                                $387,000      $425,900      $295,500